Exhibit 99.1

SpendSmart Networks, Inc. Reports Corporate Highlights and Financial Results for 2014

SAN LUIS OBISPO, CA -- SpendSmart Networks, Inc. (OTCQB:SSPC) dba “SMS Masterminds,” a national full-service mobile and loyalty marketing agency, reported on its cash balance as of December 31, 2014 and its financial results for the year ended December 31, 2014. The Company also completed several significant milestones during 2014, including the following highlights:

•	Successful asset acquisition of Intellectual Capital Management, LLC dba “SMS Masterminds” leading to the Company’s entry into the growing mobile and loyalty marketing industry.
•	Completion of a private placement financing that raised approximately $10.5 million in net proceeds, after paying placement agent fees and commission and offering expenses.
•	New senior management team led by Alex Minicucci as Chief Executive Officer and Charles Gerencser as Chief Revenue Officer.
•	Successful asset acquisition of TechXpress, Inc., a premier provider of website, eCommerce and mobile app development services, as well as web marketing tools and analytics.
•	Addition of former Toys “R” Us CEO and Chairman, John H. Eyler, to the board of directors.
•	3 million subscribers participating in the SMS Masterminds nationwide loyalty programs as of December 31, 2014.
•	171 licensees in North America as of December 31, 2014, and 262 licensees as of April 6, 2015.

The Company's cash and cash equivalents as of December 31, 2014 were approximately $1,242,155. The Company had no debt. SpendSmart incurred a net loss of $12,188,363 or ($.76) per share for the year ended December 31, 2014, compared to a net loss of $14,096,278 or ($1.56) per share for 2013.

During 2014, the Company completed a private placement pursuant to which it raised approximately $10.5 million in net proceeds, after paying placement agent fees and commission and offering expenses.

Operating revenues were $4,036,196 for 2014 vs. $0 for 2013. During 2014, the Company decided to wind down its prepaid card division and focus its resources on its mobile and loyalty marketing operations.  This resulted in a loss from discontinued operations of $3,983,107. More detailed information regarding SpendSmart's financial results for 2014 can be found in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014, which the Company filed with the Securities and Exchange Commission on April 3, 2015.

Alex Minicucci, CEO of SpendSmart, stated: “2014 was a transitional period for the Company, we discontinued the prepaid card business, and acquired two complimentary companies in the growing mobile marketing industry. The acquisition of assets from SMS Masterminds and TechXpress added tremendous value to the Company both from a technology and personnel standpoint. 2015 continues to be a significant year as we continue to develop our licensee network, develop our technology, launch new licenses, and set the roadmap for licensees to penetrate their markets. We feel strongly that our multi-channel digital loyalty marketing solutions represent best practices for driving engagement and transactions for both small and large businesses alike, making for a scalable business model through which we can build value for our shareholders.”

About SpendSmart

SpendSmart Networks provides proprietary loyalty systems and a suite of digital engagement and marketing services that help local merchants build relationships with consumers and drive revenue. These services are implemented and supported by a vast network of certified digital marketing specialists, aka “Certified Masterminds,” who drive revenue and consumer relationships for merchants via loyalty programs, mobile marketing and website development. Consumers’ dollars go further when they spend it with merchants in the SpendSmart network of merchants, as they receive exclusive deals, earn rewards and ultimately build a connection with their favorite merchants.

Forward Looking Statements

Certain statements in this release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about SpendSmart's licenses and subscribers and other statements that are not historical in nature, particularly those that utilize terminology such as "plans," "anticipates," "will," "proposed," "may," "expects," "future," "continue," "show promise," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause SpendSmart's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular risks and uncertainties include, among others, uncertainties regarding licensee and subscriber acquisition, and achieving market acceptance, SpendSmart's ability to develop other licenses; and other risks and uncertainties described in SpendSmart's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on April 3, 2015 with the SEC. All forward-looking statements in this release speak only as of the date of this release and are based on SpendSmart's current beliefs and expectations. SpendSmart undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.